Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on First-Quarter Results

Summary
The investments we are making in leading edge process technology, the strength of our product line, a continued focus on our cost structure, and strong worldwide demand led to our best ever first quarter.  Revenue of $10.3B was a record first quarter, down 3% sequentially; one third of the first quarter average sequential decline.  Year over year revenue was up 44%.  Gross margin of 63.4% was down 1.3 percentage points from the record gross margin set in the fourth quarter. Operating income of $3.4B was up 38% sequentially, and up 433% from a year ago.  Net income of $2.4B was up 7% sequentially, and up 288% from a year ago.

The ramp of our new mobile products led to better than expected average selling prices and better than expected results.  Supply chain inventory levels appear to be healthy after several quarters of replenishment.

Comparing the first quarter to the operational results of the fourth quarter excluding the impact of the $1.25B AMD settlement agreement taken in the fourth quarter:
•	Operating income of $3.4B was down 8% from $3.7B*
•	Operating income as a percent of revenue was down 2 points* to 33%
•	Net income of $2.4B was down 21% from $3.1B*

Revenue
On a year-over-year basis, revenue for the first quarter was up 44%.  On a geographic basis, Europe, Asia Pacific, and Japan performed better than seasonal, with sequential declines smaller than their historical seasonal averages.  The Americas experienced a larger than seasonal revenue decline after a strong fourth quarter.

Intel® Atom™ microarchitecture revenue, including microprocessors and associated chipsets, was $355M, down 19% from the fourth quarter due to inventory reductions after a strong consumer-driven fourth quarter.  Microprocessor average selling prices including Intel Atom processors were up slightly in the first quarter.  Excluding Intel Atom processors, overall microprocessor average selling prices were approximately flat to the fourth quarter.

*   Non-GAAP financial measure. See reconciliation set forth below of non-GAAP financial measure to the most directly comparable GAAP financial measure.

The PC Client Group had revenue of $7.7B.  Average selling prices for mobile processors were up based on the strength of the sales of our all new Intel® Core™ brand 2010 products.  Revenue for this group was approximately flat from the fourth quarter as higher mobile average selling prices were offset by seasonal volume declines.  Year over year, PC Client Group revenue was up 43% primarily due to higher unit sales.

The Data Center Group revenue of $1.9B was down 8% from the fourth quarter on seasonally lower server sales.  Year over year, Data Center Group was up 48% due to higher microprocessor unit sales and higher average selling prices.

Gross Margin
Gross margin dollars were $6.5B, 5% lower than the fourth quarter.  Gross margin of 63.4% was 1.3 points lower than the fourth quarter and above our expectations provided in our Outlook.

Gross Margin Reconciliation: Q4’09 to Q1’10 (64.7% to 63.4%, down 1.3 points)
[note: point attributions are approximate]
•	- 1.5 points: Higher platform** unit cost
•	- 0.5 point: Lower CPU^ sales volume
•	+ 0.5 point: Higher CPU^ average selling prices

The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Gross Margin Reconciliation: Q1’10 Outlook to Q1’10 (61% +/- 2 points to 63.4%, up 2.4 points)
[note: point attributions are approximate]
•	+ 1 point: Higher platform** average selling prices
•	+ 0.5 point: Higher CPU^ sales volume
•	+ 0.5 point: Lower startup costs

In a year-over-year comparison, gross margin percent is 18 points higher than Q1’09.  The increase is due to no excess capacity charges in Q1’10, higher CPU and chipset sales volume and lower platform** unit cost, and improvements in NAND results.

Spending
Spending for R&D and MG&A was $3.1B, flat to the fourth quarter spending and $100M higher than the Outlook provided.  Spending was higher than the forecast primarily due to an increase in revenue and profit dependent spending.  Additionally, in the separate category of amortization, spending was $3M, lower than the forecast of $20M.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net loss of $2M, worse than the $96M gain in the fourth quarter and worse than the Outlook of a gain of $20M.  Relative to the fourth quarter gain, the first quarter was lower due to an increase in equity method losses and a decrease in gains on sales of equity securities.

The provision for taxes in the first quarter was at a 29% tax rate, in line with the full year previous forecast of 30%.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets
^ CPU excluding Intel Atom microprocessors

Balance Sheet and Cash Flow Items
The strength in our business can be seen in the first quarter results, with cash flow from operations of approximately $4B.  On the balance sheet, total cash investments, comprised of cash, short-term investments, and trading assets ended the quarter at $16.3B, $2.4B higher than the fourth quarter.  During the first quarter, we paid $870M in dividends, purchased $928M in capital spending, and increased total inventories by $51M.

Other Items
For the first quarter, the number of employees was approximately flat from the fourth quarter at 79.9k.

Q2 2010 Outlook

The Outlook for the second quarter does not include the gain expected from the sale of our investment in  Numonyx, nor does it include the effect of any other acquisitions, divestitures or similar transactions that may be completed after April 12th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $10.2B, plus or minus $400M. The midpoint of this range would be a decrease of 1% from the first quarter, which is slightly above the average seasonal decrease.

Gross Margin
Gross margin in the second quarter is expected to be 64%, plus or minus a couple points.

Gross Margin Reconciliation: Q1’10 to Q2’10 Outlook (63.4% to 64% +/- a couple points)
[note: point attributions are approximate]
•	+ 2 points: Lower platform** unit cost
•	- 0.5 point: Lower platform** average selling prices
•	- 0.5 point: Fewer sales of previously written-off inventory

Spending
Spending for R&D and MG&A in the second quarter is expected to be approximately $3.1B, flat to the first quarter.  Depreciation is forecasted to be approximately $1.1B.

Other Income Statement Items
Gains and losses from equity investments and interest and other income is expected to be approximately zero, flat to the first quarter.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

2010 Outlook

Gross Margin
Gross margin for the year is expected to be 64%, plus or minus a couple points, three points higher than the previous forecast.

Gross Margin Reconciliation: 2010 prior Outlook to 2010 Outlook (61% +/- 3 pts to 64% +/- a couple pts)
[note: point attributions are approximate]
•	+ 1.5 points: Higher average selling prices
•	+ 1 point: Lower unit costs
•	+ 0.5 point: Higher sales volume

Spending
Spending for R&D and MG&A for the year is expected to be $12.4B plus or minus $100M, $600M higher than the prior forecast.  One half of the increase is due to revenue and profit dependent spending.  In addition, we expect incremental investments, primarily in research and development programs, and an increase in marketing spending as a result of the redesign of some customer programs.

R&D spending is expected to be approximately $6.4B, up $200 from the forecast provided in January due to additional investments.

The forecast for depreciation is approximately $4.4B +/- $100M, unchanged from the prior forecast.

Other Income Statement Items
The tax rate for the second, third, and fourth quarter is expected to be 31%, higher than the previous forecast of 30% due to higher profits and a higher portion of profits expected to come from higher tax jurisdictions.

Balance Sheet and Cash Flow Items
Capital spending for 2010 is forecasted to be $4.8B plus or minus $100M, unchanged from the prior forecast.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

•        Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•        Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 32nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; defects or disruptions in the supply of materials or resources; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•        The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; start-up costs, including costs associated with the new 32nm process technology; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; the timing and execution of the manufacturing ramp and associated costs; and capacity utilization.

•        Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•        The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•       Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to debt securities as well as equity and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•        The majority of our non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to our investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•        Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

● Intel’s results could be affected by the timing of closing of acquisitions and divestitures.

•        Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.  An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting our ability to design our products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-K for the fiscal year ended December 26, 2009.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures that exclude the charge incurred in the fourth quarter of 2009 as a result of the settlement agreement with Advanced Micro Devices, Inc. (AMD) in the amount of $1.25 billion. These non-GAAP measures also exclude the associated impacts of the AMD settlement on our tax provision.

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show the reader, how our performance compares to other periods. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures

	(In millions, except per-share amounts)
	Three Months Ended
	March 27,	Dec. 26,	March 28,
	2010	2009	2009

GAAP OPERATING INCOME	$3,448	$2,497	$647
Adjustment for AMD settlement:	-	1,250	-
OPERATING INCOME EXCLUDING AMD SETTLEMENT	$3,448	$3,747	$647

GAAP NET INCOME	$2,442	$2,282	$629
Adjustment for:
AMD settlement	-	1,250	-
Income tax impacts	-	(438)	-
NET INCOME EXCLUDING AMD SETTLEMENT	$2,442	$3,094	$629

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.43	$0.40	$0.11
Adjustment for:
AMD settlement	-	0.22	-
Income tax impacts	-	(0.07)	-
DILUTED EARNINGS PER COMMON SHARE EXCLUDING AMD SETTLEMENT	$0.43	$0.55	$0.11